Filed Pursuant to Rule 433
Registration No. 333-277211

HSBC USA Inc. Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due September 28, 2028

Term Sheet to Free Writing Prospectus dated September 17, 2024

Summary of Terms
Issuer	HSBC USA Inc. (“HSBC”)
Market Measure	The Nasdaq-100 Index® (Bloomberg ticker symbol “NDX”) (the “Index”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	September 25, 2024
Issue Date*	September 30, 2024
Stated Maturity Date*	September 28, 2028
Automatic Call	If the closing level of the Index on any call date (including the final calculation day) is greater than or equal to the starting level, the securities will be automatically called for the face amount plus the call premium applicable to that call date.

Call Dates and Call Premiums
	Call Dates*	Call Premiums**
	September 30, 2025	At least 8.40% of the face amount
	December 30, 2025	At least 10.50% of the face amount
	March 30, 2026	At least 12.60% of the face amount
	June 30, 2026	At least 14.70% of the face amount
	September 30, 2026	At least 16.80% of the face amount
	December 30, 2026	At least 18.90% of the face amount
	March 30, 2027	At least 21.00% of the face amount
	June 30, 2027	At least 23.10% of the face amount
	September 30, 2027	At least 25.20% of the face amount
	December 30, 2027	At least 27.30% of the face amount
	March 30, 2028	At least 29.40% of the face amount
	June 30, 2028	At least 31.50% of the face amount
	September 25, 2028 (the “final calculation day”)	At least 33.60% of the face amount
** to be determined on the pricing date.

Call Settlement Date	Three business days after the applicable call date (if the securities are called on the last call date, the call settlement date will be the stated maturity date)
Maturity Payment Amount (Per Security)	• if the ending level is less than the starting level but greater than or equal to the threshold level: $1,000; or • if the ending level is less than the threshold level: $1,000 × performance factor
Starting Level	The closing level of the Index on the pricing date
Ending Level	The closing level of the Index on the final calculation day
Threshold Level	75% of the starting level
Performance Factor	The ending level divided by the starting level (expressed as a percentage)
Calculation Agent	HSBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Commission and Other Fees	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFA may receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.40% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	40447BH21 / US40447BH214
Material Tax Consequences	See the free writing prospectus.
*Subject to change

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that will be determined on the pricing date.

If the securities are not automatically called and the ending level is less than the threshold level, you will have full downside exposure to the decrease in the level of the Index from the starting level and lose more than 25%, and possibly all, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the Index on the applicable call date significantly exceeds the starting level. You will not participate in any appreciation of the Index beyond the applicable call premium.

The estimated initial value of the securities on the pricing date is expected to be between $922.50 and $962.50 per security, which will be less than the original offering price. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Terms of the Securities—Estimated Initial Value” in the accompanying free writing prospectus.

Free writing prospectus:

https://www.sec.gov/Archives/edgar/data/83246/000110465924100630/tm2423264d181_fwp.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and beginning on page FWP-8 of the accompanying free writing prospectus, and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying free writing prospectus, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities. If the terms described in the free writing prospectus are inconsistent with those described herein, the terms described in the free writing prospectus will control.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying free writing prospectus and the “Risk Factors” section in the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If The Securities Are Not Automatically Called And The Ending Level Is Less Than The Threshold Level, You Will Lose More Than 25%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

•	The Potential Return On The Securities Is Limited To The Call Premium.

•	You Will Be Subject To Reinvestment Risk.

•	Higher Call Premiums Are Associated With Greater Risk.

•	No Periodic Interest Will Be Paid On The Securities.

•	A Call Settlement Date Or The Stated Maturity Date May Be Postponed If A Call Date Is Postponed.

Risk Relating To The Credit Risk Of HSBC

•	The Securities Are Subject To The Credit Risk Of HSBC USA Inc.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Initial Value Of The Securities, Which Will Be Determined By Us On The Pricing Date, Is Expected To Be Less Than The Original Offering Price And May Differ From The Market Value Of The Securities In The Secondary Market, If Any.

•	The Price Of Your Securities In The Secondary Market, If Any, Immediately After The Pricing Date Is Expected To Be Less Than The Original Offering Price.

•	If HSBC Securities (USA) Inc. Or The Agent Were To Repurchase Your Securities Immediately After The Issue Date, The Price You Receive May Be Higher Than The Estimated Initial Value Of The Securities.

•	The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Index

•	Any Payments On The Securities And Whether The Securities Will Be Automatically Called Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o	Investing In The Securities Is Not The Same As Investing In The Index.

o	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

o	Changes That Affect The Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

o	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

o	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement, an underlying supplement and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement, the underlying supplement and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement, the underlying supplement and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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